As filed with the Securities and Exchange Commission on August 22, 2007
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COVENTRY HEALTH CARE, INC.
(Exact Name of Registrant as Specified In its Charter)

Delaware	52-2073000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
(301) 581-0600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shawn M. Guertin
Executive Vice President
Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
(301) 581-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bob F. Thompson, Esq.	Kenneth B. Wallach
Bass, Berry & Sims PLC	Simpson Thacher & Bartlett LLP
315 Deaderick Street, Suite 2700	425 Lexington Avenue
Nashville, TN 37238-3001	New York, NY 10017-3954
(615) 742-6200	(212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee(1)
Senior Notes due 2014	$—	$—

(1)	The registrant elects to defer payment of the registration fee pursuant to Rule 456(b) under the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 22, 2007.

PRELIMINARY PROSPECTUS

$300,000,000

Coventry Health Care, Inc.
     % Senior Notes due 2014

Coventry will pay interest on the notes on           and           of each year. The first such payment will be made on          , 2008. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000.

See “Risk Factors” beginning on page 5 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Coventry	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from          , 2007 and must be paid by the purchaser if the notes are delivered after          , 2007.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on          , 2007.

Joint Book-Running Managers

Goldman, Sachs & Co. Citi	JPMorgan

Co-Manager

RBS Greenwich Capital

Prospectus dated          , 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

In this prospectus, unless otherwise indicated or the context otherwise requires: (i) the terms “Coventry,” “we,” “our,” “company” or “us” refer to Coventry Health Care, Inc. and its subsidiaries, (ii) the term “notes” refers to the $300,000,000 aggregate principal amount of     % Senior Notes due 2014 offered hereby and (iii) the term “underwriters” refers to the firms listed on the cover of this prospectus.

i

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all of the information that you should consider before investing in the notes. You should read this prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information.” This prospectus contains or incorporates forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements should be read with the cautionary statements and important factors included under “Forward-Looking Statements” in this prospectus.

Coventry Health Care, Inc.

We are a diversified national managed health care company based in Bethesda, Maryland, operating health plans, insurance companies, network rental/managed care services companies and workers’ compensation services companies. Through our Commercial Business, Individual Consumer & Government and Specialty Business divisions, we provide a full range of risk and fee-based managed care products to a broad cross-section of individuals, employer- and government-funded groups, government agencies and other insurance carriers and administrators.

Our Commercial Business Division is comprised of our commercial employer-focused businesses, including the traditional health plan group risk and administrative services only products as well as the National Accounts, Federal Employees Health Benefit Plans (“FEHBP”), and Network Rental businesses. The Individual Consumer & Government Division contains Coventry’s individual consumer products and all Medicare and Medicaid products. The Specialty Division includes Coventry’s workers’ compensation services businesses.

The Commercial Business Division provides commercial health maintenance organization (“HMO”), preferred provider organization (“PPO”), point of service (“POS”) and administrative services only (“ASO”) products to a cross section of employer groups of all sizes through its health plans. HMO products provide comprehensive health care benefits to members primarily through a primary care physician. PPO and POS products permit members to participate in managed care but allow them the flexibility to utilize out-of-network providers in exchange for increased out-of-pocket costs. ASO products include various managed care and administrative services to self-insured employer customers. Additionally, the Commercial Business Division provides network rental services and other managed care products through a national PPO network to national, regional and local third party administrators and insurance carriers.

The Individual Consumer & Government Division provides comprehensive health benefits to members participating in the Medicare Advantage HMO, Medicare Advantage PPO, Medicare Advantage Private-Fee-For-Service, Medicare Prescription Drug, and Medicaid programs and receives premium payments from federal and state governments. This division also provides commercial fully-insured managed care services on an individual basis and offers products and services more specialized to the needs of state governments such as pharmacy benefit management, clinical management and fiscal intermediary services on a fee-for-service basis.

The Specialty Business Division currently provides workers’ compensation managed care services on a fee-based basis, including access to our provider network, pharmacy benefits management, field case management, telephonic case management and bill review capabilities. This division also includes the workers’ compensation managed care services businesses we recently acquired from Concentra. See “Recent Developments” on the following page.

Recent Developments

On April 2, 2007, we announced that we had completed our acquisition of the workers’ compensation managed care services businesses of Concentra, Inc. (“Concentra”). Concentra, founded in 1979 and headquartered in Addison, Texas, is a privately-owned national provider of healthcare services. We acquired Concentra’s workers’ compensation PPO, provider bill review, pharmacy benefit management, field case management, telephonic case management and independent medical exam businesses, including FOCUS, First Script and MetraComp, for approximately $387.5 million.

On July 2, 2007, we announced that we had completed our acquisition of certain group health insurance businesses from Mutual of Omaha, including its commercial employer group health business in Nebraska and Iowa, as well as its national FEHBP business, representing approximately 215,000 members in total, for approximately $120.0 million.

On July 6, 2007, we entered into a definitive agreement to acquire Florida Health Plan Administrators, LLC, owner of Vista Healthplans (“FHPA” or “Vista”). Vista is a privately-owned, Florida-based diversified health plan serving approximately 295,000 members, consisting of 153,000 commercial employer group members, 33,000 individual members, 26,000 Medicare Advantage HMO members and 83,000 state program members. Approximately 85% of the membership is in the south Florida market with the remainder in north central Florida and the state’s panhandle. The purchase price for the transaction, which is expected to close in 90 to 180 days from the date of announcement, will be approximately $685.0 million, subject to certain post-closing adjustments. The closing of the transaction is subject to certain closing conditions, regulatory approvals and other customary contingencies.

On July 11, 2007, we entered into an $850-million five-year unsecured revolving credit facility, by amending and restating our existing $350-million unsecured revolving credit facility and $80-million term-loan facility. The existing $80 million term loan facility was rolled into the new revolving credit facility. The new credit facility provides Coventry with the ability to request an increase in the facility amount up to an aggregate principal amount not to exceed $1,000,000,000. The obligations under the new credit facility are our general unsecured obligations.

Our executive offices are located at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, and our telephone number is (301) 581-0600. Our website address is www.coventryhealth.com. The information contained in our website is not part of this prospectus or the registration statement of which this prospectus is a part.

The Offering

Issuer	Coventry Health Care, Inc.

Notes Offered	$300,000,000 aggregate principal amount of % Senior Notes due 2014.

Maturity	The notes will mature on , 2014.

Interest Rate	The notes will bear interest at a rate of % per year.

Interest Payment Dates	and of each year, beginning , 2008.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, at any time or from time to time at the “make whole” redemption price described in “Description of Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If a Change of Control Triggering Event occurs, we must offer to repurchase the notes at the redemption price set forth under “Description of Notes — Change of Control Triggering Event.”

Covenants	The indenture governing the notes will contain covenants that, subject to exceptions and qualifications:

• limit our ability and the ability of certain of our subsidiaries to create liens; and

• limit our ability to consolidate, merge or transfer all or substantially all of our assets.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $ , after deduction of estimated underwriting expenses and commissions and estimated expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, which may include retiring existing indebtedness, acquisitions (including our planned acquisition of FHPA), repurchases of our capital stock, additions to working capital and capital expenditures. See “Use of Proceeds.”

Additional Issuances	We may “reopen” this series of notes and issue an unlimited principal amount of additional notes of this series in the future. See “Description of Notes — Additional Issuances.”

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Summary Consolidated Historical Financial and Other Data

The following table presents our summary consolidated historical financial and other data for the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007. The financial data as of and for the three years ended December 31, 2006 has been derived from our audited consolidated financial statements. The financial data as of and for the periods ended June 30, 2006 and June 30, 2007 has been derived from our Quarterly Reports on Form 10-Q for the periods ended June 30, 2006 and June 30, 2007. The summary consolidated historical financial and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the period ended June 30, 2007, which are incorporated by reference into this prospectus.

	For The Year Ended December 31,			For Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(In thousands, except per share and membership data)

Operations Statement Data(1)
Operating revenues	$5,311,969	$6,611,246	$7,733,756	$3,883,626	$4,568,989
Operating earnings	496,671	791,818	841,003	389,308	403,116
Earnings before income taxes	526,991	799,425	896,348	410,219	434,876
Net earnings	337,117	501,639	560,045	256,434	273,043
Basic earnings per share	2.55	3.18	3.53	1.61	1.75
Diluted earnings per share	2.48	3.10	3.47	1.58	1.72
Dividends declared per share	—	—	—	—	—
Balance Sheet Data (As of period end)(1)
Cash and investments	$1,727,737	$2,062,893	$2,793,800	$2,397,849	$2,978,234
Total assets	2,340,600	4,895,172	5,665,107	5,284,743	6,411,076
Total medical liabilities	660,475	752,774	1,121,151	1,050,349	1,429,785
Long-term liabilities	25,854	309,742	309,616	302,773	325,289
Total debt	170,500	770,500	760,500	760,300	978,563
Stockholders’ equity	1,212,426	2,554,703	2,953,002	2,589,853	2,930,362
Operating Data(1)
Medical loss ratio	80.5%	79.4%	79.3%	80.8%	80.8%
Operating earnings ratio	9.4%	12.0%	10.9%	10.0%	8.8%
Administrative expense ratio	11.5%	17.9%	17.3%	17.0%	17.8%
Basic weighted average shares outstanding	132,188	157,965	158,601	159,202	156,056
Diluted weighted average shares outstanding	135,884	161,716	161,434	162,338	158,738

(1)	Operations Statement Data include the results of operations of acquisitions since the date of acquisition. Balance Sheet Data reflect acquisitions as of December 31 of the year of acquisition. See the notes to our consolidated financial statements incorporated by reference in this prospectus for detail on our acquisitions.

RISK FACTORS

An investment in the notes involves risks, including risks inherent in our business. You should carefully consider the risks described below as well as other information contained and incorporated by reference in this prospectus before deciding to invest in the notes. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and/or results of operations could be materially adversely affected by any of these risks. Further, the price of the notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our results of operations may be adversely affected if we are unable to accurately estimate and control future health care costs.

Most of the premium revenue we receive is based upon rates set months before we deliver services. As a result, our results of operations largely depend on our ability to accurately estimate and control future health care costs. We base the premiums we charge, at least in part, on our estimate of expected health care costs over the applicable premium period. Factors that may cause health care costs to exceed our estimates include:

•	an unanticipated increase in the cost of health care services and supplies, including pharmaceuticals;

•	higher than expected utilization of health care services;

•	periodic renegotiations of hospital, physician and other provider contracts;

•	the occurrence of epidemics and catastrophic events;

•	changes in the demographics of our members and medical trends affecting them;

•	general inflation or economic downturns;

•	new mandated benefits or other legislative or regulatory changes that increase our costs; and

•	other unforeseen occurrences.

In addition, medical liabilities in our financial statements, which are incorporated by reference in this prospectus, include our estimated reserves for incurred but not reported and reported but not paid claims. The estimates for medical liabilities are made on an accrual basis. We believe that our reserves for medical liabilities are adequate, but we cannot assure you of this. Any adjustments to our medical liabilities could adversely affect our results of operations.

Our results of operations will be adversely affected if we are unable to increase premiums to offset increases in our health care costs.

Our results of operations depend on our ability to increase premiums to offset increases in our health care costs. Although we attempt to base the premiums we charge on our estimate of future health care costs, we may not be able to control the premiums we charge as a result of competition, government regulations and other factors. Our results of operations could be adversely affected if we are unable to set premium rates at appropriate levels or adjust premium rates in the event our health care costs increase.

A reduction in the number of members in our health plans could adversely affect our results of operations.

A reduction in the number of members in our health plans could adversely affect our results of operations. Factors that could contribute to the loss of membership include:

•	competition in premium or plan benefits from other health care benefit companies;

•	reductions in the number of employers offering health care coverage;

•	reductions in work force by existing customers;

•	our increases in premiums or benefit changes;

•	our exit from a market or the termination of a health plan;

•	negative publicity and news coverage relating to our company or the managed health care industry generally; and

•	catastrophic events, including natural disasters and man-made catastrophes, and other unforeseen occurrences.

Our growth strategy is dependent in part upon our ability to acquire additional managed care businesses and successfully integrate those businesses into our operations.

Part of our growth strategy is to grow through the acquisition of additional health plans and other managed care businesses. Historically, we have significantly increased our revenues through a number of acquisitions. We cannot assure you that we will be able to continue to locate suitable acquisition candidates, successfully integrate the businesses we acquire and realize anticipated operational improvements and cost savings. The businesses we acquire also may not achieve our anticipated levels of profitability. Our future growth rate will be adversely affected if we are not able to successfully complete acquisitions.

Competition may limit our ability to attract new members or to increase or maintain our premium rates, which would adversely affect our results of operations.

We operate in a highly competitive environment that may affect our ability to attract new members and increase premium rates. We compete with other health plans for members. We believe the principal factors influencing the choice among health care options are:

•	price of benefits offered and cost and risk of alternatives such as self-insurance;

•	location and choice of health care providers;

•	quality of customer service;

•	comprehensiveness of coverage offered;

•	reputation for quality care;

•	financial stability of the plan; and

•	diversity of product offerings.

We compete with other managed care companies that may have broader geographical coverage, more established reputations in our markets, greater market share, larger contracting scale, lower costs and/or greater financial and other resources. We also may face increased rate competition from certain Blue Cross plan competitors that might be required by state regulation to reduce capital surpluses that may be deemed excessive.

Competition in the multi-site, national account business may limit our ability to grow revenues which could adversely affect our results of operations.

We compete in a highly competitive environment against other major national managed care companies in our national account customers to provide administrative, network access, and medical management services to large, multi-site, self-insured employers. Among these competitors are Aetna, United Healthcare and “Blue Card” (a joint venture of major Blue Cross plans), all of which have greater resources, brand identity and provider contracting scale than we do.

We depend on the services of non-exclusive independent agents and brokers to market our products to employers, and we cannot assure you that they will continue to market our products in the future.

We depend on the services of independent agents and brokers to market our managed care products and services, particularly to small employer group members. We do not have long term contracts with independent agents and brokers, who typically are not dedicated exclusively to us and frequently market the health care products of our competitors. We face intense competition for the services and allegiance of independent agents and brokers, and we can not assure you that agents and brokers will continue to market our products in a fair and consistent manner.

Our failure to obtain cost-effective agreements with a sufficient number of providers may result in higher medical costs and a decrease in our membership.

Our future results largely depend on our ability to enter into cost-effective agreements with hospitals, physicians and other health care providers. The terms of those provider contracts will have a material effect on our medical costs and our ability to control these costs. In addition, our ability to contract successfully with a sufficiently large number of providers in a particular geographic market will impact the relative attractiveness of our managed care products in those markets, and our ability to contract at competitive rates with our PPO and workers’ compensation related providers will affect the attractiveness and profitability of our products in the national account, network rental and workers’ compensation businesses.

In some of our markets, there are large provider systems that have a major presence. Some of these large provider systems have operated their own health plans in the past or may choose to do so in the future. These provider systems could adversely affect our product offerings and results of operations if they refuse to contract with us, place us at a competitive disadvantage or use their market position to negotiate contracts that are less favorable to us. Provider agreements are subject to periodic renewal and renegotiations. We cannot assure you that these large provider systems will continue to contract with us or that they will contract with us on terms that are favorable to us.

We may incur significant expenses in connection with implementing our new Medicare Advantage Private Fee-For-Service (PFFS) plan, which may have an adverse effect on our near-term operating results.

We received approval from CMS to offer PFFS plans. We have begun to incur expenses to upgrade and improve our infrastructure, technology, and systems to manage our PFFS product. We incurred significant expenses in 2006 as we prepared to provide these PFFS benefits as of January 1, 2007, and will in the future incur additional expenses. In particular, our expenses incurred in connection with the implementation of our PFFS benefits related to the following:

•	hiring and training of personnel to establish and manage systems, operations, regulatory relationships, and materials;

•	systems development and upgrade costs, including hardware, software and development resources;

•	marketing and sales;

•	enrolling new members;

•	developing and distributing member materials such as ID cards and member handbooks; and

•	handling sales inquiry and customer service calls.

Negative publicity regarding the managed health care industry generally or our company in particular could adversely affect our results of operations or business.

Over the last several years, the managed health care industry has been subject to negative publicity. Negative publicity regarding the managed health care industry generally or our company in particular may result in increased regulation and legislative review of industry practices, further increase our costs of doing business and adversely affect our results of operations by:

•	requiring us to change our products and services;

•	increasing the regulatory burdens under which we operate; or

•	adversely affecting our ability to market our products or services.

Negative publicity relating to our company or the managed care industry generally also may adversely affect our ability to attract and retain members.

A failure of our information technology systems could adversely affect our business.

We depend on our information technology systems for timely and accurate information. Failure to maintain effective and efficient information technology systems or disruptions in our information technology systems could cause disruptions in our business operations, loss of existing customers, difficulty in attracting new customers, disputes with customers and providers, regulatory problems, increases in administrative expenses and other adverse consequences.

We conduct business in a heavily regulated industry and changes in laws or regulations or alleged violations of regulations could adversely affect our business and results of operations.

Our business is heavily regulated by federal, state and local authorities. Legislation or other regulatory reform that increases the regulatory requirements imposed on us or that changes the way we currently do business may in the future adversely affect our business and results of operations. Legislative or regulatory changes that could significantly harm us and our subsidiaries include changes that:

•	establish or increase direct federal, state or government healthcare coverage for various populations or limit or reduce existing programs, such as Medicare Advantage HMO, Medicare Advantage PPO, Medicare Advantage PFFS, Medicare Prescription Drug and Medicaid programs;

•	limit premium levels;

•	increase minimum capital, reserves and other financial viability requirements;

•	impose fines or other penalties for the failure to pay claims promptly;

•	impose fines or other penalties as a result of market conduct reviews;

•	prohibit or limit rental access to health care provider networks;

•	prohibit or limit provider financial incentives and provider risk-sharing arrangements;

•	require health plans to offer expanded or new benefits;

•	impose increased liability for adverse consequences of medical decisions;

•	limit ability of health plans to manage care and utilization due to “any willing provider” and direct access laws that restrict or prohibit product features that encourage members to seek services from contracted providers or through referral by a primary care provider;

•	limit contractual terms with providers, including audit, payment and termination provisions;

•	implement mandatory third party review processes for coverage denials; and

•	impose additional health care information privacy or security requirements.

We also may be subject to governmental investigations or inquiries from time to time. The existence of such investigations in our industry could negatively impact the market value of all companies in our industry including our stock price. Any governmental investigations of our business could have a material adverse effect on our financial condition, results of operations or business or result in significant liabilities to the company, as well as adverse publicity.

In addition, we are required to obtain and maintain various regulatory approvals to market many of our products. Delays in obtaining or failure to obtain or maintain these approvals could adversely impact our results of operations. Federal, state and local authorities frequently consider changes to laws and regulations that could adversely affect our business. We cannot predict the changes that government authorities will approve in the future or assure you that those changes will not have an adverse effect on our business or results of operations.

We face periodic reviews, audits and investigations under our contracts with federal and state government agencies, and these audits could have adverse findings that may negatively affect our business.

We contract with various federal and state governmental agencies to provide managed health care services. Pursuant to these contracts, we are subject to various governmental reviews, audits and investigations to verify our compliance with the contracts and applicable laws and regulations. Any adverse review, audit or investigation could result in:

•	refunding of amounts we have been paid pursuant to our government contracts;

•	imposition of fines, penalties and other sanctions on us;

•	loss of our right to participate in various federal programs;

•	damage to our reputation in various markets;

•	increased difficulty in selling our products and services; and

•	loss of one or more of our licenses to act as an insurer or HMO or to otherwise provide a service.

We may be adversely affected by changes in government funding for Medicare and Medicaid.

The federal government and many states from time to time consider altering the level of funding for government healthcare programs, including Medicare and Medicaid. The Deficit Reduction Act of 2006, signed into law on February 8, 2006, included Medicaid cuts of approximately $4.8 billion over 5 years. In addition, proposed regulatory changes would, if implemented, further reduce federal Medicaid funding. Similarly, legislation has been introduced in the U.S. Congress that would reduce the reimbursement levels for Medicare Advantage Products. We cannot predict future Medicare or Medicaid funding levels or ensure that changes to Medicare or Medicaid funding will not have an adverse effect on our business or results of operations.

We are subject to litigation in the ordinary course of our business, including litigation based on new or evolving legal theories that could adversely affect our results of operations.

Due to the nature of our business, we are subject to a variety of legal actions relating to our business operations including claims relating to:

•	our denial of non-covered benefits;

•	vicarious liability for medical malpractice claims filed against our providers;

•	disputes with our providers alleging racketeering/RICO and antitrust violations;

•	disputes with our providers over reimbursement and termination of provider contracts;

•	disputes related to our non-risk business, including actions alleging breach of fiduciary duties, claim administration errors and failure to disclose network rate discounts and other fee and rebate arrangements;

•	disputes over our co-payment calculations;

•	customer audits of our compliance with our plan obligations; and

•	disputes over payments for out-of-network benefits.

In addition, plaintiffs continue to bring new types of legal claims against managed care companies. Recent court decisions and legislative activity increase our exposure to these types of claims. In some cases, plaintiffs may seek class action status and substantial economic, non-economic or punitive damages. The loss of even one of these claims, if it resulted in a significant damage award, could have an adverse effect on our financial condition or results of operations. In the event a plaintiff was to obtain a significant damage award, it may make reasonable settlements of claims more difficult to obtain. We can not determine with any certainty what new theories of recovery may evolve or what their impact may be on the managed care industry in general or on us in particular.

We have, and expect to maintain, liability insurance coverage for some of the potential legal liabilities we may incur. Currently, professional liability and employment practices liability insurance is covered through our captive subsidiary. Potential liabilities that we incur may not, however, be covered by insurance, our insurers may dispute coverage or may be unable to meet their obligations or the amount of our insurance coverage may be inadequate. We cannot assure you that we will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost-effective basis, if at all.

A substantial amount of our cash flow is generated by our regulated subsidiaries.

Our regulated subsidiaries conduct a substantial amount of our consolidated operations. Consequently, our cash flow and our ability to pay our debt and fund future acquisitions depends, in part, on the amount of cash that the parent company receives from our regulated subsidiaries. Our subsidiaries’ ability to make any payments to the parent company will depend on their earnings, business and tax considerations, legal and regulatory restrictions and economic conditions. Our regulated subsidiaries are subject to HMO and insurance regulations that require them to meet or exceed various capital standards and may restrict their ability to pay dividends or make cash transfers to the parent company. If our regulated subsidiaries are restricted from paying the parent company dividends or otherwise making cash transfers to the parent company, it could have a material adverse effect on the parent company’s cash flow. For additional information regarding our regulated subsidiaries’ statutory capital requirements, see Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Statutory Capital Requirements,” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference into this prospectus.

Changes in general economic conditions could adversely affect our business and results of operations.

Changes in economic conditions could adversely affect our business and results of operations. The state of the economy could adversely affect our employer group renewal prospects and our ability to collect or increase premiums. The state of the economy could also adversely affect the states’ budgets, which could result in the states attempting to reduce payments to Medicaid plans in those states in which we offer Medicaid plans, and increase taxes and assessments on our activities. Although we could attempt to mitigate or cover our exposure from such increased costs through, among other things, increases in premiums, there can be no assurance that we will be able to mitigate or cover all of such costs resulting from any budget cuts in states in which we operate. Although we have attempted to diversify our product offerings to address the changing needs of our membership, the effects of economic conditions could cause our existing membership to seek health coverage alternatives that we do not offer or could result in significant membership loss, lower average premium yields or decreased margins on continuing membership.

Our efforts to capitalize on Medicare business opportunities could prove to be unsuccessful.

Medicare programs represent a significant portion of our business, accounting for approximately 19% of our total revenue in 2006 and are estimated to be approximately 29% in 2007. In connection with the passage of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Drug Act”) and the Drug Act’s implementing regulations adopted in 2005, we have significantly expanded our Medicare health plans and restructured our Medicare program management team and operations to enhance our ability to pursue business opportunities presented by the Drug Act and the Medicare program generally.

Particular risks associated with our providing Medicare Part D prescription drug benefits under the Drug Act include potential uncollectability of receivables, inadequacy of underwriting assumptions, inability to receive and process information and increased pharmaceutical costs (as well as the underlying seasonality of this business).

In 2007, we expanded our Medicare programs. Specifically, we introduced a Medicare Advantage PFFS product, expanded our Medicare Part D prescription drug benefits plans to all states, and enhanced our HMO/PPO product offerings. All of these growth activities require substantial administrative and operational capabilities which we are in the process of developing. If the transition and implementation of these key operational functions does not occur as scheduled, or we are unable to develop administrative capabilities to address the additional needs of our growing Medicare programs, it could have a material adverse effect on our Medicare business and operating results.

In addition, if the cost or complexity of the recent Medicare changes exceed our expectations or prevent effective program implementation, if the government alters or reduces funding of Medicare programs, if we fail to design and maintain programs that are attractive to Medicare participants or if we are not successful in winning contract renewals or new contracts under the Drug Act’s competitive bidding process, our current Medicare business and our ability to expand our Medicare operations could be materially and adversely affected, and we may not be able to realize any return on our investments in Medicare initiatives.

Risks Related to the Notes

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our future cash flow will be sufficient to allow us to meet our payment obligations on our debt, including the notes. Our ability to generate cash flow from operations to make scheduled payments on our debt, including the notes, will depend on our future financial and operating performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the managed health care industry, legislative or regulatory developments, downturns in the economy in general or the initiatives of our competitors. Our ability to generate cash flow to meet our payment obligations under our debt, including the notes, may also depend on our successful implementation of our operating and growth strategies. We cannot assure you that we will be able to implement our strategies or that the anticipated results of our strategies will be realized. If we do not generate sufficient cash flow to satisfy our obligations under our debt, including the notes, we may have to seek additional capital or undertake alternative financing plans, such as refinancing or restructuring our debt, or selling assets. Any of these actions could result in unanticipated costs, disrupt the implementation of our business or otherwise hinder our performance. Moreover, we may not be able to take any of these actions on commercially reasonable terms, or at all. Our inability to generate sufficient cash flow or to raise additional capital in order to satisfy our obligations under our debt, including the notes, or to refinance them on commercially reasonable terms would have a material adverse effect on our business, financial condition and results of operations.

Our holding company structure and the laws and regulations applicable to our business limit our ability to access the cash flow of our regulated subsidiaries, and the notes will be effectively subordinated to the debt and other obligations of our subsidiaries.

The notes are obligations exclusively of Coventry Health Care, Inc. Coventry is a holding company, and substantially all of its operations are conducted through its subsidiaries. As a result, Coventry’s cash flow and ability to make payments on the notes will depend upon the ability of its subsidiaries to make cash payments to it. Coventry’s subsidiaries have no obligation to pay any amounts due on the notes or to provide Coventry with funds for the payment of its obligations. The ability of Coventry’s HMO and insurance company subsidiaries (which together account for a significant portion of our revenues) to pay dividends or make other distributions to Coventry is restricted by state insurance holding company laws and regulations. These laws and regulations may require these subsidiaries to obtain regulatory approval or give notice to regulators prior to paying dividends to Coventry. In addition, these subsidiaries are subject to state-imposed risk-based or other net worth-based capital requirements which effectively limit the amount of funds these subsidiaries have available to distribute to Coventry to make payments on our debt, including the notes. Moreover, as a result of these capital requirements or other agreements that Coventry may enter into with state regulators, Coventry may be required to make contributions to its subsidiaries to enable them to meet their capital requirements, thereby further limiting the funds Coventry may have to make payments on our debt, including the notes. For a further discussion of the restrictions on the ability of our subsidiaries to make dividends or other distributions and the risk-based and other statutory capital requirements applicable to them, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Business — Government Regulation — State Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus. Coventry’s right as an equity holder of its subsidiaries to receive any assets of any of the subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and to that subsidiary’s preferred stockholders, if any.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

After giving pro forma effect to the issuance of the notes, as of June 30, 2007, we had $1.28 billion of total indebtedness, of which approximately $80 million consisted of borrowings under our existing credit facilities, $300 million consisted of the notes offered hereby and $900 million consisted of our existing senior notes.

Our substantial indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, including the notes;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay principal, premium, if any, and interest on the notes and other indebtedness which will reduce the funds available to us for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions; and

•	our ability to capitalize on business opportunities and to react to competitive pressures as compared to our competitors may be compromised due to our substantial level of indebtedness.

Despite our current indebtedness level, we may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and our existing senior notes and the credit agreement governing our existing credit facilities will not fully prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The agreements governing certain of our debt, including our existing credit facilities, our existing senior notes and the notes impose restrictions on our business and operations.

The indentures governing our existing senior notes and the credit agreement governing our existing credit facilities impose restrictions on our business and operations. These restrictions limit our ability to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens on our assets, including the common stock of our subsidiaries;

•	sell assets;

•	create or permit restrictions on the ability of certain of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

Furthermore, all of our indebtedness under our existing credit facilities bears interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify.

We may not be able to satisfy our obligations to holders of the notes and our existing senior notes or our obligations under our existing credit facilities upon a change of control.

In the event of a change of control (as defined in the indenture governing our existing senior notes), we will be required, subject to certain conditions, to offer to purchase all of our existing senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In the event of a change of control triggering event, as described under “Description of Notes — Change of Control Triggering Event,” we will be required, subject to certain conditions, to offer to purchase all of the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The terms of our existing credit facilities may require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our existing credit facilities may not allow such repurchases. Our failure to purchase our existing senior notes and the notes would be a default under the indentures governing our existing senior notes and the notes. Even if we are able to repurchase our existing senior notes and the notes in the event of a change of control or a change of control triggering event, the use of our cash resources to complete the repurchase may have a material adverse effect on our financial condition and results of operations.

An active trading market for the notes may not develop, which could make it more difficult for holders of the notes to sell their notes or result in a lower price at which holders would be able to sell their notes or both.

There is currently no established trading market for the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates and our business performance. In addition, we do not intend to list the notes on any securities exchange or any automated quotation system. Certain of the underwriters have advised us that they currently intend to make a market in the notes after the consummation of this offering, as permitted by applicable laws and regulations. However, none of the underwriters are obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. See “Underwriting.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which are subject to risks and uncertainties in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically include assumptions, estimates or descriptions of our future plans, strategies and expectations and are generally identifiable by the use of the words “anticipate,” “will,” “believe,” “estimate,” “expect,” “intend,” “seek” or other similar expressions. Examples of these include discussions regarding our operating and growth strategy, projections of revenue, income or loss and future operations.

These forward-looking statements may be affected by a number of factors, including, but not limited to, the “Risk Factors” contained in this prospectus and those contained in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus. Actual operations and results may differ materially from those expressed in this prospectus. Among the factors that may materially affect our business are increases in medical costs, difficulties in increasing premiums due to competitive pressures, unanticipated revenue shortfalls in recently acquired companies, price restrictions under Medicare and Medicaid, problems in integrating or realizing efficiencies in acquired companies, issues related to product marketing and imposition of regulatory restrictions, costs or penalties. Other factors that may materially affect our business include issues related to the inability in obtaining or maintaining favorable contracts with health care providers, credit risks on global capitation arrangements, financing costs and contingencies, the ability to increase membership and litigation risk. Except as required by securities and other applicable laws, we assume no obligation to update any forward-looking statements should circumstances change.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $      , after giving effect to estimated underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include retiring existing indebtedness, acquisitions (including the acquisition of FHPA as described under “Summary — Recent Developments”), repurchases of our capital stock, additions to working capital and capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

						For Six Months
						Ended
	Years Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2007

Ratio of earnings to fixed charges	13.2	19.8	26.5	12.7	15.3	11.3

For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as earnings (loss) before income taxes, plus fixed charges, excluding capitalized interest, plus amortization of capitalized interest. Fixed charges are defined as interest expensed and capitalized, plus amortization of premiums, discounts and capitalized expenses related to indebtedness.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2007:

•	on an actual basis; and

•	as adjusted to reflect the issuance of the notes.

You should read the information in this table in conjunction with “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the period ended June 30, 2007, which are incorporated by reference in this prospectus.

	As of June 30, 2007
	Actual	As Adjusted
	(Dollars in thousands)

Total cash and investments	$2,978,234	$3,278,234

Total debt:
Existing credit facilities	80,000	80,000
5 1/8% Senior Notes due 2012	250,000	250,000
6 1/8% Senior Notes due 2015	250,000	250,000
5.95% Senior Notes due 2017(1)	400,000	400,000
% Senior Notes due 2014 offered hereby	—	300,000

Total debt	980,000	1,280,000
Stockholders’ equity:
Common stock, $.01 par value, 570,000 shares authorized 189,113 issued and 154,826 outstanding	1,891	1,891
Treasury stock, at cost; 34,287 shares	(929,367)	(929,367)
Additional paid-in capital	1,643,544	1,643,544
Accumulated other comprehensive income	(9,643)	(9,643)
Retained earnings	2,223,937	2,223,937

Total stockholders’ equity	2,930,362	2,930,362

Total capitalization	$3,910,362	$4,210,362

(1)  Excludes an unamortized discount of $1,437.

DESCRIPTION OF NOTES

The following description is a summary of the material provisions of the notes and the indenture under which the notes are to be issued. This description does not describe every aspect of the notes or the indenture. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as indicated under “Where You Can Find More Information.”

In this description of notes, “we,” “us” and similar words refer only to Coventry Health Care, Inc. and not to any of its subsidiaries.

The notes will be issued under the first supplemental indenture (the “indenture”) to the indenture dated as of March 20, 2007, between us and The Bank of New York, as trustee. For the series of notes issued pursuant to this offering, Union Bank of California, N.A. will serve as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

General

The notes:

•	will be our senior unsecured obligations;

•	will constitute a series of debt securities issued under the indenture and will initially be limited to an aggregate principal amount of $300,000,000;

•	will mature on , 2014;

•	will be subject to earlier redemption at the option of the issuer as described under “— Optional Redemption;”

•	will not have the benefit of any sinking fund;

•	will be issued in denominations of $2,000 and in integral multiples of $1,000 thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances maybe represented by notes in certificated form. See “— Book-Entry Issuance.”

Interest on the notes will:

•	accrue at the rate of % per annum;

•	accrue from , 2007 or the most recent interest payment date on which interest was paid;

•	be payable in cash semi-annually in arrears on and of each year, commencing on , 2008;

•	be payable to the holders of record on the and immediately preceding the related interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Additional Issuances

We may from time to time, without the consent of existing holders, create and issue additional notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and, if applicable, the first payment of interest on the additional notes. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Ranking

The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing that indebtedness and to all indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and obligations and liabilities are paid in full. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders. Because our operations are and will be conducted by our subsidiaries, these subsidiaries have incurred and will continue to incur significant obligations and liabilities.

Exchange and Transfer

You may exchange or transfer the notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “ — Book-Entry Issuance.”

Paying and Paying Agents

We will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks or making wire transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for the notes.

Optional Redemption

The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments on the notes to be redeemed consisting of principal and interest, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus basis points, plus, in each case, accrued interest to the date of redemption.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all the notes are redeemed at any time, the trustee will select notes on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

the average of the bid and the asked prices for the Comparable Treasury Issue, expressed as a percentage of its principal amount, at 4:00 p.m. on the third business day preceding that redemption date, as set forth on “Telerate Page 500,” or such other page as may replace Telerate Page 500; or

if Telerate Page 500, or any successor page, is not displayed or does not contain bid and/or asked prices for the Comparable Treasury Issue at that time, the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if we are unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us.

“Independent Investment Banker” means either Goldman, Sachs & Co., Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., as selected by us or, if both such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means Goldman, Sachs & Co., Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. and their respective successors and at least two other primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”) selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, you will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will mail a notice to you describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee for cancellation the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a Change of Control Triggering Event, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and of our subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

Covenants

We will not be restricted by the indenture from incurring any type of indebtedness or other obligation, paying dividends or making distributions on our capital stock, or purchasing or redeeming our capital stock. The indenture will not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Limitation on Liens.  The indenture will provide that we will not, and will not permit any of our Principal Subsidiaries to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a lien, which includes any mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Subsidiary owned by us or any of our Principal Subsidiaries, unless our obligations under the notes and, if we so elect, any other indebtedness of us, ranking on a parity with, or prior to, the notes, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding and is so secured. The foregoing limitation on liens will not apply to any lien upon the Common Stock of any Principal Subsidiary existing at the time such entity becomes a Principal Subsidiary if the aggregate amount of all indebtedness for money borrowed then outstanding and secured by the lien and all similar liens does not exceed 10% of Consolidated Net Worth of Coventry Health Care, Inc. and its subsidiaries as of the most recent quarterly consolidated balance sheet of Coventry Health Care, Inc. and its subsidiaries.

Merger, Consolidation or Sale of Assets.  The indenture will provide that we may not consolidate with or merge with or into, or sell, lease or convey all or substantially all of our assets to, another person unless:

•	either we are the resulting, surviving or transferee person, which is referred to as the “successor”, or the successor is a person organized under the laws of the United States, any state thereof or the District of Columbia;

•	the successor (if other than us) expressly assumes by supplemental indenture all of our obligations under the indenture and the notes; and

•	immediately after giving effect to the transaction no event of default, or event which with notice or lapse of time would be an event of default, has occurred and is continuing.

The successor will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of the issuer under the indenture.

For purpose of the above covenants and “— Events of Default” below, the following definitions apply:

“Common Stock” means, with respect to any Principal Subsidiary, capital stock of any class, however designated, except capital stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and also includes securities of any class, however designated, which are convertible into Common Stock.

“Consolidated Net Worth” means, with respect to any person as of any date, the sum of:

•	the consolidated equity of the common shareholders of a person and its consolidated subsidiaries as of a particular date; plus

•	the respective amounts reported on a person’s balance sheet as of a particular date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in the year of declaration and payment, but only to the extent of any cash received by a person upon issuance of the preferred stock; less

•	all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business), subsequent to the date of the senior indenture, in the book value of any asset owned by a person or a consolidated subsidiary of that person; and

•	all unamortized debt discount and expense and unamortized deferred charges as of a particular date,

all of the foregoing determined in accordance with generally accepted accounting principles in the United States.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:

•	matures; or

•	is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

•	is redeemable at the option of the holder of the capital stock,

in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

“Principal Subsidiary” means a consolidated subsidiary of ours that, as of the relevant time of the determination, is a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission (as that Rule is in effect on the date of this prospectus without giving effect to any further amendment of that Rule).

Events of Default

Each of the following will be an event of default under the indenture:

(1) default in any payment of interest on any note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any note when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) our failure, after notice, to comply within 60 days with any of our other agreements contained in the indenture applicable to the notes;

(4) (A) our failure or the failure of any of our subsidiaries to pay indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $40,000,000, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after notice or (B) acceleration of the maturity of indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $40,000,000, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after notice; or

(5) certain events of bankruptcy, insolvency or reorganization for us or any of our Principal Subsidiaries.

A default under clause (3) or (4) of this paragraph will not constitute an event of default until the trustee or the holders of at least 25% in principal amount of the outstanding notes notify us of the default and such default is not cured within the time specified in clause (3) or (4) of this paragraph after receipt of such notice.

If an event of default (other than an event of default referred to in clause (5) above with respect to us or any of our Principal Subsidiaries) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee may, and the trustee at the request of such holders shall, declare the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an event of default referred to in clause (5) above occurs with respect to us or any of our Principal Subsidiaries and is continuing, the principal of and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

In order for holders of the notes to initiate proceedings for a remedy under the indenture (other than with respect to an event of default referred to in clause (5) above with respect to us or any of our Principal Subsidiaries), holders of at least 25% in principal amount of the notes must first give notice to us as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee reasonable indemnity against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of the notes, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of notes. However, any holder is entitled at any time to bring a lawsuit for payment of money due on the notes on or after the due date.

The holders of a majority in principal amount of the outstanding notes may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived.

If we default on the payment of any installment of interest and fail to cure the default within 30 days, or if we default on the payment of principal when it becomes due, then the trustee may require us to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of (or premium, if any), or interest on, any note, the trustee may withhold notice if the trustee determines that withholding notice is in the best interests of the holders.

The holders of a majority in principal amount of the outstanding notes may waive any past default or event of default except for a default in the payment of principal of or interest on the notes or a default relating to a provision that cannot be amended without the consent of each affected holder.

Modification or Waiver

There are three types of changes we can make to the indenture.

Changes Requiring Noteholder Approval.  Certain changes cannot be made to the indenture or the notes without approval of each affected noteholder, including the following:

•	reducing the principal or any premium or changing the stated final maturity of the notes;

•	reducing the rate of, or changing the time for, payment of interest on the notes;

•	making the principal, premium or interest payable in a currency other than United States dollars or changing the place of payment;

•	modifying the right of any noteholder to receive or sue for payment of principal, premium or interest that would be due and payable at the maturity of the notes;

•	expressly subordinating the notes to other indebtedness of ours; or

•	reducing the principal amount of the notes whose holders must consent to supplement the indenture or to waive any of its provisions.

Changes Requiring a Majority Vote of the Noteholders.  Other than as set forth above, the indenture and the notes can generally be amended by a vote in favor by holders owning a majority of the outstanding principal amount of the notes. In the event that more than one series of notes issued under the indenture is affected by the amendment, separate votes will be needed for each series even if they are affected in the same way.

Changes Not Requiring Approval.  From time to time, we and the trustee may, without the consent of the noteholders, amend either the indenture or the notes for specified purposes, including to:

•	reflect that a successor has succeeded us and has assumed our covenants and obligations under the notes and the indenture;

•	add further covenants for the benefit of the noteholders or surrender any right or power conferred on us;

•	add any additional event of default;

•	pledge property to the trustee as security for the notes;

•	add guarantees with respect to the notes;

•	change the trustee or provide for an additional trustee;

•	modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments of that act;

•	issue and establish the form and terms and conditions of other series of debt securities as provided in the indenture; or

•	cure any ambiguity, mistake or inconsistency in the indenture or in the notes or make any other provisions with respect to matters or questions arising under the indenture, as long as the interests of the noteholders are not adversely affected in any material respect.

Satisfaction and Discharge

The indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture, with respect to the notes when certain specified conditions have been satisfied, including the following:

•	all notes not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•	we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the notes that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit, in the case of notes that have become due and payable, or to the stated maturity or the redemption date, if earlier, in the case of other notes;

•	we have paid or caused to be paid all other sums payable under the indenture in respect of the notes; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance

At our option, we can terminate all of our obligations with respect to certain covenants under the indenture with respect to the notes, other than the obligation to pay principal, any premium and interest on the notes and other specified obligations, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and interest on the notes to their maturity; and

•	complying with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that noteholders will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

In addition, we can terminate all of our obligations under the indenture with respect to the notes, including the obligation to pay principal, any premium and interest on the notes, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and interest on the notes to their maturity; and

•	complying with other specified conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that noteholders will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

Book-Entry Issuance

The notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our Company.

Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•	an event of default occurs and is continuing in respect of the notes; or

•	we decide to discontinue the book-entry system.

If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

Euroclear and Clearstream

Links have been established among DTC, Clearstream Banking S.A., or Clearstream, and Euroclear Bank S.A./N.V., or Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems.

Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear and Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries.

All information in this prospectus on Euroclear and Clearstream is derived from Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

Concerning the Trustee

Union Bank of California, N.A., is the trustee under the indenture governing the notes offered hereby. Union Bank of California, N.A., has been appointed as registrar and paying agent with regard to the notes.

The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only those duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture with respect to the notes, subject to some exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

Each year we must furnish to the trustee a written statement of some of our officers that, to their knowledge, we are in compliance with the indenture and the notes, or otherwise specifying any default.

The trustee may resign or be removed and a successor trustee may be appointed to act with respect to the notes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNITED STATES FEDERAL
INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a non-U.S. holder who acquires the notes upon original issuance at their initial offering price.

A “non-U.S. holder” means a holder of the notes (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

The following constitutes the opinion of Bass, Berry & Sims PLC, tax counsel to the company, as to the material United States federal income and estate tax consequences generally applicable to non-U.S. purchasers of the notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

Generally, interest income of a non-U.S. holder that is not effectively connected with the conduct of a trade or business in the United States is subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable tax treaty). The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, the underwriters have severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes

Goldman, Sachs & Co.	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Greenwich Capital Markets, Inc.

Total		$300,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to  % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to  % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $775,000.

The company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co. acts as the exclusive adviser to us on our acquisition of Vista. An affiliate of Citigroup Global Markets Inc. is the administrative agent and a lender under our Amended and Restated Credit Agreement, dated as of July 11, 2007 (the “Credit Agreement”). J.P. Morgan Securities Inc. is a joint lead arranger and a joint bookrunner under the Credit Agreement and an affiliate of J.P. Morgan Securities Inc. is the syndication agent and a lender under the Credit Agreement. An affiliate of Greenwich Capital Markets, Inc. is a lender under the Credit Agreement.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. You may obtain copies of this information and the documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number: Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817 USA, Attention: Investor Relations, telephone number (301) 581-5717.

Our common stock is listed on the New York Stock Exchange under the symbol “CVH.” You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Our Internet address is http://www.cvty.com. However, unless otherwise specifically set forth herein, the information on our Internet site is not a part of this prospectus or the registration statement of which this prospectus is a part.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we “file” with or “furnish” to the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have “filed” with or “furnished” to the SEC.

However, unless expressly listed below, no document that we have “furnished” to or may in the future “furnish” to the SEC pursuant to the Exchange Act will be incorporated by reference into this prospectus. Any information that we refer to as being “incorporated by reference” is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, supersede the corresponding information contained in this prospectus or in documents filed or furnished earlier with the SEC.

We incorporate by reference into this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Proxy Statement filed in connection with our Annual Meeting of Stockholders held on May 17, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007; and

•	Our Current Reports on Form 8-K filed with the SEC on January 3, 2007, January 12, 2007, January 23, 2007, March 20, 2007, June 25, 2007, July 12, 2007, and July 17, 2007 (excluding any portions of Current Reports that are “furnished” and not “filed” with the SEC).

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering pursuant to this prospectus.

Each document referred to above is available over the Internet on the SEC’s website at http://www.sec.gov and on our website at http://www.cvty.com. You may also request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
(301) 581-5717
Attention: Investor Relations

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$300,000,000

Coventry Health Care, Inc.

          % Senior Notes
due 2014

PROSPECTUS

Goldman, Sachs & Co.

Citi

JPMorgan

RBS Greenwich Capital

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemized estimate of fees and expenses to be incurred by us in connection with the distribution of the securities registered under this registration statement. All fees and expenses shown (other than SEC fees) are estimated.

SEC registration fee	$—
Accounting fees and expenses	87,500
Legal fees and expenses	100,000
Printing and engraving expenses	35,000
Trustee’s fees and expenses	17,500
Rating agency fees	520,000
Miscellaneous fees and expenses	15,000

Total	$775,000

Item 15.	Indemnification of Directors and Officers.

Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents of the corporation (or serving or having served in such positions in another entity at the request of the corporation) if such person shall have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

As permitted by Section 102(b)(7) of the DGCL, Coventry Health Care, Inc.’s Certificate of Incorporation provides that a director or officer shall not be personally liable to Coventry Health Care, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except that a director may be liable (i) for any breach of the director’s duty of loyalty to Coventry Health Care, Inc. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Amended and Restated Bylaws of Coventry Health Care, Inc. also provide that the company will indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions is such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of Coventry Health Care, Inc.

A directors’ and officers’ insurance policy insures Coventry Health Care, Inc.’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions.

Item 16.	Exhibits

1	.1*	Form of Underwriting Agreement
4.1		Indenture, dated as of March 20, 2007, between Coventry Health Care, Inc. and The Bank of New York, as trustee, which is incorporated by reference herein to Coventry’s Current Report on Form 8-K filed March 20, 2007.
4.2		Form of First Supplemental Indenture, between Coventry Health Care, Inc. and Union Bank of California, N.A., as trustee, to that certain Indenture, dated as of March 20, 2007, between Coventry Health Care, Inc. and The Bank of New York, as trustee, which is incorporated by reference herein to Coventry’s Current Report on Form 8-K filed March 20, 2007.
5.1		Opinion of Bass, Berry & Sims PLC.
12.1		Statement re Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
23.2		Consent of Ernst & Young LLP.
24.1		Power of Attorney (set forth on the signature pages to this registration statement).
25.1		Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1.

*	To be filed, if necessary, by a post-effective amendment to this registration statement or as an exhibit to a document incorporated by reference therein.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 22nd day of August, 2007.

By:	/s/ Dale B. Wolf
Dale B. Wolf
Chief Executive Officer

SIGNATURE PAGE AND POWER OF ATTORNEY

Know all men by these presents, each person whose signature appears below hereby constitutes and appoints Shawn M. Guertin his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Dale B. Wolf Dale B. Wolf	Director, Chief Executive Officer (Principal Executive Officer)	August 22, 2007

/s/ Shawn M. Guertin Shawn M. Guertin	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	August 22, 2007

/s/ John J. Ruhlmann John J. Ruhlmann	Vice President and Corporate Controller (Principal Accounting Officer)	August 22, 2007

/s/ Joel Ackerman Joel Ackerman	Director	August 22, 2007

/s/ John H. Austin, Jr., M.D. John H. Austin, Jr., M.D.	Director	August 22, 2007

/s/ L. Dale Crandall L. Dale Crandall	Director	August 22, 2007

/s/ Emerson D. Farley, Jr., M.D. Emerson D. Farley, Jr., M.D.	Director	August 22, 2007

Signature	Title	Date

/s/ Lawrence N. Kugelman Lawrence N. Kugelman	Director	August 22, 2007

/s/ Daniel N. Mendelson Daniel N. Mendelson	Director	August 22, 2007

/s/ Rodman W. Moorhead, III Rodman W. Moorhead, III	Director	August 22, 2007

/s/ Elizabeth E. Tallet Elizabeth E. Tallet	Director	August 22, 2007

/s/ Timothy T. Weglicki Timothy T. Weglicki	Director	August 22, 2007

/s/ Allen F. Wise Allen F. Wise	Director, Chairman of the Board	August 22, 2007

EXHIBIT INDEX

Exhibit	Description

4.1	Indenture, dated as of March 20, 2007, between Coventry Health Care, Inc. and The Bank of New York, as trustee, which is incorporated by reference herein to Coventry’s Current Report on Form 8-K filed March 20, 2007.
4.2	Form of First Supplemental Indenture, between Coventry Health Care, Inc. and Union Bank of California, N.A., as trustee, to that certain Indenture, dated as of March 20, 2007, between Coventry Health Care, Inc. and The Bank of New York, as trustee, which is incorporated by reference herein to Coventry’s Current Report on Form 8-K filed March 20, 2007.
5.1	Opinion of Bass, Berry & Sims PLC.
12.1	Statement re Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (set forth on the signature pages to this registration statement).
25.1	Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1.